Exhibit 99.1

Sutro Biopharma Reports Third Quarter 2020 Financial Results

and Provides Business Highlights and Developments

- KOL Discussion of STRO-002 Data Event scheduled for December 3rd

- Interim Phase 1 data from STRO-001 for patients with NHL will be presented at ASH

-  Milestone payment received from EMD Serono collaboration on MUC1-EGFR bispecific ADC

- Honored as Best New Drug Developer at the 7th Annual World ADC Awards

SOUTH SAN FRANCISCO, Calif., November 5, 2020 – Sutro Biopharma, Inc. (NASDAQ: STRO), a clinical-stage drug discovery, development and manufacturing company focused on the application of precise protein engineering and rational design to create next-generation cancer and autoimmune therapeutics, today reported its financial results for the quarter ended September 30, 2020 and its recent business highlights and developments.

“The third quarter of 2020 has been an exciting period for Sutro as we are progressing well on the clinical development of our proprietary antibody-drug conjugate (ADC) candidates. In September at the International Gynecologic Cancer Society Annual Meeting (IGCS), we provided interim data from our STRO-002 dose-escalation Phase 1 trial in ovarian patients with improved efficacy outcomes as our data mature with longer follow-up,” said Bill Newell, Chief Executive Officer of Sutro Biopharma. “We look forward to providing a further update in December and also to initiate the dose-expansion portion of the trial in a population who are less heavily pretreated. In addition, we will be sharing our updated interim findings from the non-Hodgkin’s lymphoma (NHL) cohort of the STRO-001 dose-escalation Phase 1, which has been accepted at the 62nd Annual Meeting of the American Society of Hematology (ASH). Finally, the Sutro team has been diligently working to advance cancer therapeutics and we were honored to receive The World ADC Best New Drug Developer Award for our work in developing clinical programs including STRO-001, STRO-002, and, in partnership with Bristol Meyers Squibb (BMS), CC-99712.”

Recent Business Highlights and Developments

STRO-002: Continued progress on our program in STRO-002, folate receptor-alpha (FolRα) targeting ADC for development in ovarian cancer

•

The dose-escalation portion of the STRO-002 Phase 1 clinical trial completed enrollment as of August 31, 2020. Interim data on dose-escalation trial in patients with recurrent platinum resistant or refractory ovarian cancer was presented at the IGCS in September.

•	Additional Phase 1 data will be presented by key opinion leader (KOL) and management at the KOL Discussion of STRO-002 Data Event on December 3, 2020.
•	The dose-expansion portion of the Phase 1 trial is expected to enroll patients in the fourth quarter of 2020.

STRO-001: Dose escalation continues in STRO-001, a CD74 targeting ADC for development in B-cell malignancies

•

STRO-001 is currently in Phase 1 dose-esclation trial enrolling patients with lymphoma and multiple myeloma. Dose-escalation in the Phase 1 trial is ongoing and the maximum tolerated dose has not yet been reached.

•	Based on the reported data to date in heavily pre-treated patients, STRO-001 has been generally well-tolerated with no ocular toxicity signals observed.
•	A dose-expansion portion of the Phase 1 is expected to begin enrolling patients first half of 2021.

ASH Annual Meeting: Additional Phase 1 dose-escalation data for STRO-001 will be presented at ASH by Nirav N. Shah, M.D., Assistant Professor of Medicine at the Medical College of Wisconsin. Presentation will include results from patients with advanced, relapsed/refractory NHL and details are as follows:

•	Title: Preliminary Results of an Ongoing Phase 1 Dose Escalation Study of the Novel Anti-CD74 Antibody Drug Conjugate (ADC), STRO-001, in Patients with B-cell Non-Hodgkin Lymphoma
•	Session Name: 626. Aggressive Lymphoma (Diffuse Large B-Cell and Other Aggressive B-Cell Non-Hodgkin Lymphomas) - Results from Prospective Clinical Trials: Poster III
•	Session Date: Monday, December 7, 2020
•	Session Time:7:00am-3:30pm PT / 10:00am-6:30pm ET
•	Abstract: The abstract can be found in the ASH meeting program under #3030

Merck collaboration: Cytokine derivative programs are advancing in research development for cancer and autoimmune diseases

•	Sutro is working with Merck on two research programs to discover new therapeutics for cancer and autoimmune diseases and Merck retains the right to nominate a third program.
•

The collaboration is advancing two cytokine-derivative programs through lead optimization and in March 2020, Merck extended by one year the research term of the collaboration’s first program, which included a $5.0 million payment to Sutro.

BMS collaboration: Phase 1 trial for CC-99712, an ADC targeting BCMA, is continuing to enroll with 3.0 mg/kg in the last reported dose level

•

Since initiation in the second half of 2019, BMS has been enrolling patients in a Phase 1 dose escalation/expansion trial to assess treatment of relapsed and refractory multiple myeloma. The last reported dose level was 3.0 mg/kg with dose escalation expected to continue.

•

BMS is responsible for the worldwide clinical development and commercialization of CC-99712. Sutro is entitled to development and regulatory milestone payments and tiered royalties on sales ranging from mid to high single digit percentages.

EMD Serono collaboration: IND for M1231, MUC1-EGFR bispecific ADC, is on track in 2021 for the treatment of solid tumors

•	EMD Serono is projected to commence first-in-human studies of M1231 in non-small cell lung cancer (NSCLC) and esophageal squamous cell carcinoma in the first quarter of 2021.
•

Sutro earned a milestone payment during the third quarter of 2020 for the successful delivery of GMP clinical supply for Phase 1 clinical trial testing of M1231, a bispecific ADC manufactured using XpressCF+ technology.

•	Sutro is responsible for manufacturing early clinical supply of the bispecific ADC and is eligible for development and regulatory milestones and royalties.

Vaxcyte relationship: Demonstrates the power of Sutro’s cell-free technology

•	Under a license from Sutro, Vaxcyte has the right to use the XpressCF® and XpressCF+™ platforms to discover and develop vaccine candidates for the treatment or prophylaxis of infectious diseases.
•

Vaxcyte is progressing their broader spectrum pneumococcal conjugate vaccine (VAX-24) through the late stages of preclinical development and is targeting an IND filing and clinical study initiation during the second half of 2021.

•

Sutro is eligible to receive four percent (4%) royalties on worldwide net sales of any licensed vaccine candidates for human health use. Sutro retains the right to discover and develop vaccines for treatment or prophylaxis of any disease not caused by an infectious pathogen, including cancer.

•	In June 2020, Vaxcyte closed its initial public offering of its common stock. Sutro owns approximately 1.6 million shares of Vaxcyte common stock as of September 30, 2020.

Industry Recognition: Recipient of Best New Drug Developer Award at the 7th Annual World ADC Awards

•	The award recognizes the work on STRO-001 and STRO-002, both currently in Phase 1 studies, and CC-99712, which is under investigation in a Phase 1 trial by collaboration partner BMS.
•

Sutro’s proprietary rapid and precise protein engineering platform allows for the design and manufacturing of homogeneous molecules, yielding potentially best-in-class ADCs and other therapeutics. Two additional candidates from this platform are projected to enter the clinic in 2021.

Third Quarter 2020 Financial Highlights

Cash, Cash Equivalents and Marketable Securities

As of September 30, 2020, Sutro had cash, cash equivalents and marketable securities of $202.4 million, as compared to $133.5 million as of December 31, 2019, which represents a net cash increase of $68.9 million during the 2020 nine-month period. The cash, cash equivalents and marketable securities balance noted above does not include the value associated with Sutro’s holdings of approximately 1.6 million shares of Vaxcyte common stock, which are subject to a lock-up agreement that expires in December 2020. As of September 30, 2020, the fair value of the Vaxcyte common stock held by Sutro was $78.8 million.

Net Income due to Unrealized Gain on Vaxcyte Common Stock

Sutro recorded net income of $17.1 million and $27.4 million for the three and nine months ended September 30, 2020, respectively, due primarily to an unrealized gain related to its Vaxcyte common stock of $78.6 million during 2020. The unrealized gain consisted of $78.8 million from the change in estimated fair value of Vaxcyte common stock, partially offset by approximately $0.2 million in adjustments related to revaluations of certain Vaxcyte equity items. Vaxcyte common stock held by Sutro will be measured at fair value based on the closing price of Vaxcyte’s common stock on the last trading day of each reporting period, with any unrealized gains and losses recorded in Sutro’s statements of operations.

Revenue

Revenue was $17.8 million and $34.4 million for the three and nine months ended September 30, 2020, respectively, compared to $12.3 million and $31.4 million for the same periods in 2019, related principally to the Merck, BMS, and EMD Serono collaborations. Future collaboration revenue from Merck, BMS, and EMD Serono, and from any future collaboration partners, will fluctuate as a result of the amount and timing of revenue recognition of upfront, milestones and other collaboration agreement payments.

Operating Expenses

Total operating expenses for the three and nine months ended September 30, 2020, were $28.4 million and $80.7 million, respectively, compared to $25.0 million and $72.1 million for the same periods in 2019, including non-cash stock-based compensation of $8.8 million and $7.6 million, and depreciation and amortization expense of $3.1 million and $3.6 million, in the nine months ended September 30, 2020 and 2019, respectively. Total operating expenses for the third quarter of 2020 were comprised of research and development expenses of $19.4 million and general and administrative expenses of $9.1 million, which are expected to increase in future periods as Sutro’s internal product candidates advance in clinical development and additional general and administrative expenses are incurred as a public company.

About Sutro Biopharma

Sutro Biopharma, Inc., located in South San Francisco, is a clinical-stage drug discovery, development and manufacturing company. Using precise protein engineering and rational design, Sutro is advancing next-generation oncology therapeutics.

Sutro’s proprietary and integrated cell-free protein synthesis platform XpressCF® and site-specific conjugation platform, XpressCF+™, led to the discovery of STRO-001 and STRO-002, Sutro’s first two internally-developed ADCs. STRO-001 is a CD74-targeting ADC currently being investigated in a Phase 1 clinical trial of patients with advanced B-cell malignancies, including multiple myeloma and non-Hodgkin lymphoma. STRO-001 was granted Orphan Drug Designation by the FDA for multiple myeloma in October 2018. STRO-002 is a folate receptor alpha (FolRα)-targeting ADC, currently being investigated in a Phase 1 clinical trial of patients with ovarian and endometrial cancers. This is the second product candidate to be evaluated in clinical trials resulting from Sutro’s XpressCF® and XpressCF+™ technology platforms. A third program, CC-99712 (BCMA-targeting ADC), which is part of Sutro’s collaboration with Bristol Myers Squibb (formerly Celgene Corporation), is enrolling patients for its Phase 1 clinical trial of patients with multiple myeloma. Sutro’s proprietary technology was responsible for the discovery and manufacturing of CC-99712, for which Bristol Myers Squibb has worldwide development and commercialization rights. Sutro is entitled to development and regulatory milestone payments and tiered royalties from Bristol Myers Squibb for this BCMA ADC. Sutro is dedicated to transforming the lives of cancer patients by creating medicines with improved therapeutic profiles for areas of unmet need.

To date, Sutro has designed cytokine-based immuno-oncology therapies, ADCs, vaccines and bispecific antibodies primarily directed at clinically-validated targets for which the current standard of care is suboptimal.

Sutro’s platform allows it to accelerate discovery and development of potential first-in-class and best-in-class molecules through rapid and systematic evaluation of protein structure-activity relationships to create optimized homogeneous product candidates.

In addition to developing its own oncology pipeline, Sutro is collaborating with select pharmaceutical and biotech companies to discover and develop novel, next-generation therapeutics. As the pace of clinical development accelerates, Sutro and its partners are developing therapeutics designed to more efficiently kill tumors without harming healthy cells.

Additional multimedia content from Sutro regarding STRO-001 and STRO-002 can be found here and here.

Follow Sutro on Twitter, @Sutrobio, and at www.sutrobio.com to learn more about our passion for changing the future of oncology.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to,

anticipated preclinical and clinical development activities, timing of announcements of clinical results, potential benefits of the company’s product candidates and platform and potential market opportunities for the company’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, the impact of the COVID-19 pandemic on the Company’s business, clinical trial sites, supply chain and manufacturing facilities, the Company’s ability to maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company's ability to protect intellectual property, the value of the Company’s holdings of Vaxcyte common stock, and the Company’s commercial collaborations with third parties and other risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

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Investor Contact

Annie Chang

Sutro Biopharma, Inc.

(650) 801-5728

ajchang@sutrobio.com

Media Contact

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

Sutro Biopharma, Inc.

Selected Statements of Operations Financial Data

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues	$17,823	$12,277	$34,444	$31,431
Operating expenses
Research and development	19,361	16,897	54,223	48,220
General and administrative	9,079	8,115	26,435	23,897
Total operating expenses	28,440	25,012	80,658	72,117
Loss from operations	(10,617)	(12,735)	(46,214)	(40,686)
Interest income	295	964	1,320	3,264
Unrealized gain on equity securities	29,778	—	78,638	—
Interest and other expense, net	(2,317)	(1,141)	(6,328)	(3,533)
Net income (loss)	$17,139	$(12,912)	$27,416	$(40,955)
Net income (loss) per share, basic	$0.46	$(0.56)	$0.91	$(1.79)
Net income (loss) per share, diluted	$0.45	$(0.56)	$0.90	$(1.79)

Sutro Biopharma, Inc.

Selected Balance Sheet Financial Data

(Unaudited)

(In thousands)

	September 30,	December 31,
	2020 (1)	2019 (2)
Assets
Cash, cash equivalents and marketable securities	$202,360	$133,473
Investment in equity securities	78,872	—
Accounts receivable	7,483	6,298
Property and equipment, net	11,945	9,633
Other assets	6,577	6,966
Total Assets	$307,237	$156,370
Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$14,638	$13,045
Deferred revenue	24,069	35,660
Debt	24,411	9,876
Total liabilities	63,118	58,581
Total stockholders’ equity	244,119	97,789
Total Liabilities and Stockholders’ Equity	$307,237	$156,370

(1)

The condensed balance sheet as of September 30, 2020 was derived from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission on November 5, 2020.

(2)

The condensed balance sheet as of December 31, 2019 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 16, 2020.